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                           INVESTMENT CODE OF ETHICS

                             EQUITRUST MUTUAL FUNDS
                 EQUITRUST INVESTMENT MANAGEMENT SERVICES, INC.
                        EQUITRUST MARKETING SERVICES, LLC

                                OCTOBER 17, 2000

                           STATEMENT OF GENERAL POLICY

The basic principle which should govern all Persons is that their functions and those of the above companies should be carried on with loyalty to the interest of the companies and their shareholders and clients of such companies. An investment company must be operated exclusively for the benefit of its shareholders.

In adhering to the foregoing basic principle of loyalty, a Person must not profit, directly or indirectly, from his or her position or capacity in any such company to the detriment or at the expense of shareholders or clients. No Person shall take for personal benefit any corporate opportunity for profit which that Person learns about because of his or her position.

1.   DEFINITION OF TERMS USED

     As used herein, unless the context otherwise requires,

     a.   ADVISORY PERSON - of any Client or the Adviser means

          (1) any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who in the regular course of his or her duties makes, participates in or obtains information regarding the purchase or sale of securities by a Client or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

          (2) any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

     b. BENEFICIAL OWNERSHIP - includes any Covered Security held in the name of a spouse, minor child or relative or relative of a spouse sharing the same household, and any Security in which, by reason of any contract, understanding, relationship, agreement or other arrangement a Person obtains present or future benefits substantially equivalent to an ownership interest in a security.

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     c.   CLIENT - means any investment company ("Fund"), any other company or investment client for which EquiTrust Investment Management Services, Inc. ("Adviser") acts as investment adviser or principal underwriter.

     d. CONTROL - has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940.

     e. COVERED SECURITY - includes without limitation any and all stocks, bonds, notes, bills, debentures, and any interest commonly known as a security including any interests which might be selected for, or be included in, a Client's portfolio including puts, calls and other options or rights in such securities and securities based futures contracts, but does not include direct obligations of the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 ("1940 Act"), bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, or shares of registered open-end investment companies.

     f. ETHICS COMMITTEE - shall consist of members appointed by the Adviser's Board of Directors.

     g. INVESTMENT DEPARTMENT PERSONNEL - means Fund portfolio managers entrusted with the direct responsibility and authority to make investment decisions affecting the Funds and securities analysts, trading personnel, and members of the Adviser's investment committee.

     h. INDEPENDENT DIRECTOR - means any director or trustee of a Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

     i.   PERSON - means

          (1) with respect to any Fund or the Adviser, any officer, director, trustee or Advisory Person of the Fund or the Adviser; and

          (2) with respect to EquiTrust Marketing Services, LLC ("Marketing Services"), any officer or director of Marketing Services who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for any Fund or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation regarding the purchase or sale of securities for a Client.

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     j.   PERSONAL BENEFIT - includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for a Client or any other company that adopts this Code of Ethics, as appropriate.

     k. PORTFOLIO MANAGER - means Investment Department Personnel who are identified as Portfolio Managers in the Adviser's current Authorities and Titles Memorandum.

     l. RESTRICTED LIST - means any security currently held by a Client, any security under consideration for purchase or sale and any security on the open order list.

2.   DISCLOSURE OF INFORMATION

     a. No Person shall discuss with or otherwise inform others of any actual or contemplated Covered Security transaction by a Client or the Adviser except in the performance of that Person's duties of employment or in an official capacity and then only for the benefit of the Clients or the Adviser, as appropriate, and in no event for personal benefit.

     b. No Person shall release information to dealers or brokers or otherwise (except to those concerned with the transaction) as to any investment portfolio changes, proposed or in process, except (i) upon the completion of such changes, or (ii) when the disclosure results from the publication of a prospectus, or (iii) in connection with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the articles of incorporation, by-laws, or similar documents governing the operation of the Client's accounts.

3.   PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

     No Person shall seek or accept favors, preferential treatment, or any other personal benefit because of his or her association with a Client or the Adviser, except those usual and normal benefits directly provided by such Client or the Adviser.

     No Person shall accept any entertainment, gift or other personal benefit that may create or appear to create a conflict between the interests of such Person and any Client or the Adviser. In addition, Investment Department Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of any Client or the Adviser. For purposes of this paragraph, a de minimis gift shall include an occasional meal, a ticket to a sporting event or the theater, or comparable entertainment, or an unconditional gift amounting in value to not more than $100 per person per year.

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4.   CONFLICTS OF INTEREST

     If any Person is aware of personal interests that are, or might be, in conflict with those of a Client, that Person should disclose the situation or transaction and the nature of the conflict to the Ethics Committee for appropriate consideration.

     Any Portfolio Manager who specifically recommends to a Client the purchase or sale of a Covered Security must disclose any Beneficial Ownership in the Covered Security and whether he or she has or expects to acquire or sell within a reasonable period of time.

5.   SERVICE AS A DIRECTOR

     Investment Department Personnel are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Ethics Committee based upon a determination that the board service would be consistent with the interests of the Clients and that adequate procedures exist to ensure isolation from those making investment decisions regarding such companies.

6.   INSIDE INFORMATION

     Securities laws and regulations prohibit the misuse of "inside" or "material non-public" information when trading or recommending securities.

     Inside information obtained by any Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of a Client or the Adviser as appropriate. Questions and requests for assistance regarding insider information should be promptly directed to the Ethics Committee

     Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, and other material non-public information that could affect the price of a security.

     Client and Client account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

7.   PERSONAL SECURITY TRANSACTIONS

     It is in the best interest of the Adviser and its Clients that no Person knowingly takes advantage of a corporate opportunity for Personal Benefit or takes action inconsistent with such Person's obligations to the Clients. To that end, therefore:

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     a.   ALL PERSONS:

          No Person, other than an Independent Director, shall purchase or sell, for Personal Benefit, any Covered Security while that security is on the Restricted List, except as provided elsewhere in this code. See 8.a. Preclearance.

     b. INVESTMENT DEPARTMENT PERSONNEL: In addition to a. above, Investment Department Personnel are subject to these rules:

          (1) No Investment Department Personnel shall purchase Covered Securities in an initial public offering.

          (2) No Investment Department Personnel shall purchase any Covered Security in a private placement of that Covered Security without the prior approval of the Ethics Committee. Investment Department Personnel who have been authorized to acquire a Covered Security pursuant to this paragraph 7.b.(2) must disclose that investment if they participate in any subsequent consideration by the Adviser of an investment in the issuer of that Covered Security. The Adviser's decision to invest in the issuer of that Covered Security should be independently reviewed by Investment Department Personnel with no personal interest in the issuer of the Covered Security.

     c. PORTFOLIO MANAGERS: In addition to 7.a. and b. above, Fund Portfolio Managers are subject to these rules:

          (1) No Portfolio Manager may buy or sell a Covered Security within seven days before or after a trade in that Covered Security by a portfolio that he or she manages.

          (2) Portfolio Managers may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days if such Covered Securities are on the Restricted List.

     d. RELATED INSTRUMENTS: When anything in this paragraph 7 prohibits the purchase or sale of a Covered Security, it also prohibits the purchase or sale of any related Covered Securities, such as puts, calls, other options or rights in such Covered Securities and Securities based future contracts.

     e. DISGORGEMENT: Any Person who trades in violation of this paragraph 8 must unwind the trade or disgorge the profits.

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     f.   EXCEPTIONS:

          (1) Under unusual circumstances, such as a personal financial emergency, application for an exception may be made to the Ethics Committee, which application may be granted or denied.

          (2) This paragraph 8 shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or calls (redemptions) of Covered Securities.

8.   PROCEDURES

     a.   PRECLEARANCE:

          (1) No Person, other than an Independent Director, may acquire or dispose of any Covered Security on the Restricted List without first obtaining Preclearance from the person or persons designated by the Ethics Committee. Such Preclearance shall be valid for two calendar days from the date when it is granted. Preclearance will not be given while a Covered Security is on the open order list.

               (A.) This subsection relates to purchases under an automatic share purchase program or dividend reinvestment plan of a publicly held company that may aggregate orders for the open market purchase of its shares, with the result that the execution date of such a purchase may or may not be certain. Any Person wanting to utilize such a plan must obtain Preclearance but only at the time of initially establishing an account in the plan and at any time of changing the amount of the person's ongoing automatic investment in the plan.

               (B.) This subsection relates to purchases or sales of FBL
                    Financial Group, Inc. stock (including options, 401(k) transactions, brokerage account transactions, transferring or gifting stock to a charitable organization, tender offers, dividend reinvestment plan transactions, etc.). Such purchases and sales are exempt from the Preclearance procedures.

          (2) Even if a trade is precleared, it is still a Person's responsibility to ensure that such Person's trading activity is in compliance with this Code of Ethics and all securities laws.

          (3) The placement of a limit order (a request that your broker buy or sell at a given price) must be done in conjunction with Preclearance procedures. When a Person has a limit order outstanding, that Person must continue to preclear the trade.

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     b.   REPORTS - ALL PERSONS

          Each Person, other than an Independent Director, shall disclose all Covered Securities holdings (including dividend reinvestment plans and 401(k) FBL Financial Group, Inc. stock holdings) no later than 10 days after becoming a Person and thereafter on an annual basis. The holdings report shall set forth the title of the Covered Security including the interest rate and maturity date (if applicable), the number or amount of each Covered Security in which the Person has any direct or indirect beneficial ownership and the broker/dealer or bank through whom the Covered Securities are held.

          Each Person is to file a report for each quarter, whether or not he or she had reportable transactions in that quarter. To ensure that the required records are maintained to implement the policies set forth herein:

          (1) Each Person shall report to the Ethics Committee the ownership, purchase or sale of any Covered Security in which he or she has or thereby acquires a Beneficial Ownership of 1/2 of 1% or more of the amount of such Covered Security outstanding.

          (2) Each Person shall report to the Ethics Committee all purchases or sales of any Covered security in which he or she has, or by virtue of such transaction acquires, any Beneficial Ownership; provided, that an Independent Director of a Fund need not report Covered Security purchases and sales, except where such Independent Director knew or should have known at the time of his or her transaction that, during a 15-day period immediately preceding or after the date of a transaction in a Covered Security by the Independent Director, such Covered Security is to be, or was, purchased or sold by such Fund or such purchase or sale is or was considered by the Fund or the Adviser for inclusion in the Fund's portfolio. This 8.b.(2) shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or calls (redemptions).

          (3) All such reports shall be in writing, shall be made within ten days after the close of the calendar quarter in which such purchase or sale was effected, and shall set forth the title of the Covered Security, the date and nature of the transaction, the interest rate and maturity date (if applicable), the number or amount of Covered Securities involved, the purchase or sale price, the broker/dealer or bank through whom the transaction was effected and the extent of such Person's interest in the transaction. Any new accounts established with an outside brokerage firm during a calendar quarter must also be reported and shall set forth the name of the brokerage firm and date the account was established.

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          (4)  The Ethics Committee will take whatever action it deems necessary with respect to any Person, other than an Independent Director, who violates any provision of this Code of Ethics; and the Committee will inform the board of directors (trustees) of any Fund with respect to which such a violation occurs as to the nature of such violation and the action taken by the Committee. Any information received by the Ethics Committee relating to questionable practices or transactions by an Independent Director of a Fund shall immediately be forwarded to the board of directors (trustees) of such Fund for consideration and such action as that board, in its sole judgment, shall deem warranted.

     c.   REPORTS - INVESTMENT DEPARTMENT PERSONNEL

          In addition to the reporting requirements set forth in b. above, all Investment Department Personnel shall direct their brokers to supply to the Ethics Committee duplicate copies of confirmations or monthly brokerage statements.

9.   RESEARCH REPORTS

     The fact that a Covered Security has been the subject of a formal or informal research report shall not, in and of itself, indicate that the Covered Security is under consideration for purchase or sale. No Person shall be considered, for purposes herein, of knowing, or being in a position that he or she should have known, that a Covered Security was under consideration for purchase or sale or that such Covered Security had been purchased or sold solely on the basis of receipt of a research report thereon.

10.  CONDITION OF EMPLOYMENT OR SERVICE

     All Persons shall conduct themselves at all times in the best interests of the Clients. Compliance with the foregoing rules shall be a condition of employment or continued affiliation with the Clients and the Adviser and Marketing Services, and conduct which is not in accordance therewith shall constitute grounds for actions including termination of employment or removal from office.

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                     INVESTMENT CODE OF ETHICS CERTIFICATION
                  ********************************************

      I acknowledge that I have read the EquiTrust Investment Code of Ethics (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions required to be disclosed or reported by this Code of Ethics and understand the implications involved in violating any part of the Code.




                                   _____________________________________________
                                   Print Name


                                   _____________________________________________
                                   Signature


                                   _____________________________________________
                                   Date


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